UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

RIVERNORTH OPPORTUNITIES FUND, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of Each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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RiverNorth Opportunities Fund, Inc.

IMPORTANT STOCKHOLDER MEETING NOTICE

Dear Stockholder:

We recently sent you a Proxy Statement concerning an important proposal affecting the RiverNorth Opportunities Fund. The Special Meeting of Stockholders of the Fund has adjourned to allow shareholders more time to vote on the proposal. The Special Meeting will reconvene on July 27, 2022 at 10:00 a.m. Mountain Time. This letter was sent because you held shares in the fund on the record date and we have not received your vote.

The Board recommends that the stockholders of the RiverNorth Opportunities Fund vote for the approval of a new investment advisory agreement with RiverNorth Capital Management, LLC.

YOUR VOTE IS VERY IMPORTANT

VOTING NOW HELPS MINIMIZE PROXY COSTS, AVOIDS UNNECESSARY
COMMUNICATIONS AND ELIMINATES PHONE CALLS TO STOCKHOLDERS

Please vote using one of the following options:

1.	VOTE ONLINE

Log on to the website or scan the QR code shown on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the on-screen instructions.

2.	VOTE BY TOUCH-TONE TELEPHONE

Call the toll free number listed on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the recorded instructions.

The Proxy Statement we sent you contains important information regarding the proposal that you and other stockholders are being asked to consider. A copy of the Proxy Statement may be viewed or downloaded at the website listed on your proxy card. Please read the materials carefully. If you have any questions regarding the proposal, or need assistance with voting, you may call Computershare Fund Services, the funds’ proxy solicitor, toll free at 1-866-434-7510.

Thank you for your prompt attention to this matter. If you have already voted, we appreciate your participation.